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                     SURGE COMPONENTS, INC. AND SUBSIDIARIES

                                   EXHIBIT II

                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                                               Six Months Ended                      Year Ended
                                                                    May 31                           November 30,
                                                            2000             1999             1999                1998
                                                           ------           ------           ------              ------
                                                        (Unaudited)       (Unaudited)
Basic earnings:

Net income (loss)                                        $1,277,455       $  (163,317)     $   85,064          $ (274,166)
                                                         ----------       ------------     ----------          ----------

Shares:
    Weighted common shares outstanding                    4,931,374         4,857,084       4,858,024           4,836,835
    Convertible notes                                            --                --              --                  --
    Employee's stock options                                     --                --              --                  --
                                                         ----------       ------------     ----------          ----------

Total weighted shares outstanding                         4,931,374         4,857,084       4,858,024           4,836,835
                                                         ----------       ------------     ----------          ----------

Basic earnings (loss) per common share                   $      .26       $      (.03)     $      .02          $     (.06)
                                                         ==========       ============     ==========          ==========

Diluted earnings:

    Net income (loss)                                    $1,277,455       $  (163,317)     $   85,064          $ (274,166)
                                                         ----------       ------------     ----------          ----------

Shares:
    Weighted common shares outstanding                    4,931,374         4,857,084       4,858,024           4,836,835
    Convertible notes                                       882,826                --              --                  --
    Employee stock options                                1,902,110                 -       1,018,444                  --
                                                         ----------       ------------     ----------          ----------

Total weighted shares outstanding                         7,716,310         4,857,084       5,876,468           4,836,835
                                                         ----------       ------------     ----------          ----------

Diluted earnings (loss) per common share                 $      .17       $      (.03)     $      .01          $     (.06)
                                                         ==========       ============     ==========          ==========